Exhibit 10.3(c)

SECOND AMENDMENT TO THE
2013 EQUITY INCENTIVE PLAN
Recitals
Independent Bank Group, Inc. (the “Company”) has adopted the 2013 Equity Incentive Plan (the “Plan”) which the Company uses as a key tool in attracting, motivating and retaining high quality executive officers, directors, employees, consultants and other service providers and in providing an incentive to enhance shareholder value. The Plan currently permits repricing of option awards without shareholder approval. Although the Company has never granted option awards, there are no outstanding options with respect to the Company’s common stock, and the Company has no intention of granting option awards in the future, the Board of Directors is committed to maintaining best corporate practices and believes that it is in the best interests of the Company and its shareholders to eliminate this provision from the Plan.
Amendment
The Plan is hereby amended as follows:

1.	Section 6(b)(i) of the Plan is hereby amended to read in its entirety as follows:
“Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If any Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Section 424(e) and Section 424(f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3(a), and except for adjustments pursuant to Section 10(c) and/or Section 9(a)(iv), once an Option is granted, the Committee shall have no authority to reduce the exercise price of an Option, nor may any Option be granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price or exchanged for cash or another Award, nor shall the Committee take any action with respect to any Award that would be treated, under the applicable stock exchange listing standards or for accounting purposes, as a “repricing” of such Award, in each case, without approval of the shareholders of the Company.”

2.	Section 10(e) of the Plan is hereby amended to delete the last two sentences of that section.

3.	Except as expressly modified by this Second Amendment, all other terms and provisions of the Plan shall be unchanged and shall remain in full force and effect.

4.	This Second Amendment was adopted and approved by the Board of Directors of the Company on June 14, 2018.
INDEPENDENT BANK GROUP, INC.

By:        /s/ David R. Brooks
David R. Brooks
Chairman of the Board, Chief Executive Officer and President